UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Cuneo, Ngaire E.
   11825 N. Pennsylvania Street
   Carmel, IN  46032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Conseco, Inc.
   CNC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, Corporate Development
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |914,729            |D     |                           |
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Common Stock                 |      |    |                  |   |           |34,000             |I     |By Trust                   |
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Common Stock                 |      |    |                  |   |           |33,000             |I     |By Trust                   |
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Common Stock                 |      |    |                  |   |           |33,000             |I     |By Trust                   |
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Common Stock                 |      |    |                  |   |           |290                |I     |By 401(k) Plan             |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Units (1)         |-0-     |3/31/|A   |23,638.3   |A  |(1)  |(1)  |Common Stock|23,638.|       |            |D  |            |
                        |        |97   |    |           |   |     |     |            |3      |       |            |   |            |
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Stock Units (1)         |-0-     |4/1/9|A   |79.7       |A  |(1)  |(1)  |Common Stock|79.7   |       |            |D  |            |
                        |        |7    |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units (1)         |-0-     |7/1/9|A   |81.1       |A  |(1)  |(1)  |Common Stock|81.1   |       |            |D  |            |
                        |        |7    |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units (1)         |-0-     |10/1/|A   |240.2      |A  |(1)  |(1)  |Common Stock|240.2  |       |            |D  |            |
                        |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units (1)         |-0-     |1/2/9|A   |259.6      |A  |(1)  |(1)  |Common Stock|259.6  |       |94,224.5    |D  |            |
                        |        |8    |    |           |   |     |     |            |       |       |            |   |            |
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Common Stock Warrants   |        |     |    |           |   |     |     |            |       |       |10,000      |D  |            |
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Options to Purchase (2) |        |     |    |           |   |     |     |            |       |       |1,221,607   |D  |            |
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Stock Units (3)         |        |     |    |           |   |     |     |            |       |       |72,980.4    |D  |            |
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
Explanation of Responses:
(1) Granted under the Conseco, Inc. 1994 Stock and Incentive
Plan.
(2) Represents stock options held by the Reporting Person as previously reported.
(3) Represents common stock units conditionally awarded under the Issuer's Executive Deferred Compensation
Program as previously
reported.
SIGNATURE OF REPORTING PERSON
/s/Ngaire E. Cuneo by Karl W. Kindig, Attorney-in-Fact
DATE
February 12, 1998